SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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ARDEA BIOSCIENCES, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 22, 2008
PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS May 22, 2008
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Board Of Directors Recommends A Vote In Favor Of Proposal 2.
Executive Officers
Security Ownership Of Certain Beneficial Owners And Management
Shares Available for Issuance Under Equity Compensation Plans
Executive Compensation
Director Compensation
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Householding of Proxy Materials
Other Matters

ARDEA BIOSCIENCES, INC.
4939 Directors Place
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Ardea Biosciences, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 22, 2008 at 9:00 a.m. local time at the offices of the Company located at 4939 Directors Place, San Diego, California 92121, for the following purposes:

1. To elect six directors to hold office until the next annual meeting and until their respective successors are elected and qualified.

2. To ratify the selection of the Board of Directors of Stonefield Josephson, Inc. as independent auditors of the Company for its fiscal year ending December 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 11, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Barry D. Quart, Pharm.D.
President & Chief Executive Officer

San Diego, California
April 17, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ARDEA BIOSCIENCES, INC.
4939 Directors Place
San Diego, California 92121

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

May 22, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board of Directors” or “Board”) of Ardea Biosciences, Inc. (referred to herein as the “Company” or “Ardea”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 17, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record holding shares of common stock of the Company (“Common Stock”) or shares of Series A Preferred Stock of the Company (“Series A Preferred”) at the close of business on April 11, 2008 will be entitled to vote at the annual meeting.

Voting on the Proposals

All of the holders of Common Stock and Series A Preferred can vote on each of Proposal 1 and Proposal 2.

There are currently eight board seats on Ardea’s Board of Directors, two of which are reserved for directors which our Series A Preferred holders are entitled to elect, so long as at least 100 shares of Series A Preferred remain outstanding, and six of which are filled by directors who are elected by the holders of our Common Stock and Series A Preferred voting together on an as-converted to Common Stock basis.

Because there have been no nominations for the two seats on our Board of Directors that are elected by the holders of our Series A Preferred voting separately (the “Series A Directors”), there will be no election of the Series A Directors at the annual meeting.

Each director’s term of office begins and expires at each annual meeting of stockholders as more fully described in “Proposal 1 — Election of Directors” below.

Stockholder of Record: Shares Registered in Your Name

If on April 11, 2008 your shares were registered directly in your name with Ardea’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of directors; and

•	Ratification of Stonefield Josephson, Inc. as independent auditors of the Company for its fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Standard Time on May 21, 2008 to be counted.

•	To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Standard Time on May 21, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Ardea. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, each holder of Common Stock will have one vote for each share of Common Stock held as of April 11, 2008 and each holder of Series A Preferred will have 3,623 votes for each share of Series A Preferred held as of April 11, 2008. On this record date, there were 13,360,558 shares of Common Stock outstanding and entitled to vote and 300 shares of Series A Preferred outstanding and entitled to vote.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director for which you are entitled to vote and “For” Proposal 2. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Ardea’s Secretary at 4939 Directors Place, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 18, 2008, to Christopher W. Krueger, 4939 Directors Place, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no sooner than January 22, 2009 but no later than February 21, 2009. For all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for either proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the nominees receiving the most “For” votes (from the holders of votes of shares of Common Stock and Series A Preferred present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal 2, the ratification of Stonefield Josephson, Inc. as independent auditors of the Company for its fiscal year ending December 31, 2008, must receive “For” votes from the holders of amajority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of voting stock are present at the meeting in person or represented by proxy. On the record date, there were 13,360,558 shares of Common Stock outstanding and entitled to vote and 300 shares of Series A Preferred outstanding and entitled to vote. Thus, the holders of 6,680,430 shares of voting stock must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares of voting stock present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

There are currently eight board seats on Ardea’s Board of Directors. Our Series A Preferred holders are entitled (so long as at least 100 shares of Series A Preferred remain outstanding) to elect two directors, the Series A Directors, to our Board of Directors on an annual basis. There are currently no Series A Directors serving on the Board of Directors and the Series A Director seats on our Board of Directors currently remain vacant. The holders of our Series A Preferred have not nominated any person as a director for the two Series A Director seats. Accordingly, no vote will be taken at the annual meeting for these two board seats and they will remain vacant.

The remaining six directors are elected by the holders of our Common Stock and Series A Preferred voting together. The nominees for director are John W. Beck, Henry J. Fuchs, John Poyhonen, Barry D. Quart, Jack S. Remington and Kevin C. Tang. Each of the nominees is currently a director of the Company who was previously elected by the stockholders.

Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees listed below was nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election as a director at the 2008 Annual Meeting of Stockholders. It is Ardea’s policy to encourage directors to attend our Annual Meeting. Each of the directors attended the Company’s Annual Meeting in 2007.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The director nominees receiving the highest number of affirmative votes from the holders of the Common Stock and Series A Preferred voting together will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Ardea’s management. Each person nominated for election has agreed to serve, if elected, until the next annual meeting and until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director.

Nominees For Election At The 2008 Annual Meeting

		Principal Occupation/
Name	Age	Position Held With the Company

John W. Beck, C.P.A	48	Senior Vice President of Finance, Chief Financial Officer and Treasurer of Metabasis Therapeutics, Inc./Director
Henry J. Fuchs, M.D.	49	Executive Vice President and Chief Medical Officer of Onyx Pharmaceuticals, Inc./Director
John Poyhonen	48	Senior Vice President, Chief Financial and Business Officer of Senomyx, Inc./Director
Barry D. Quart, Pharm.D	51	President and Chief Executive Officer/Director
Jack S. Remington, M.D.	77	Professor, Department of Medicine, Division of Infectious Diseases and Geographic Medicine, at Stanford University School of Medicine and Chairman of the Department of Immunology and Infectious Diseases at the Research Institute of the Palo Alto Medical Foundation/Director
Kevin C. Tang	41	Managing Director of Tang Capital Management, LLC/Director

John W. Beck, C.P.A. Mr. Beck was appointed as a director in June 2007. Mr. Beck is one of three co-founders of Metabasis Therapeutics, Inc. and has served there as Vice President of Finance, Chief Financial Officer and Treasurer since June 1999. Mr. Beck was promoted to Senior Vice President of Finance, Chief Financial Officer and Treasurer in April 2005. Mr. Beck previously served as Director of Finance at Metabasis from April 1998 to June 1999. Mr. Beck has more than 20 years of financial management experience. In February 1994, he joined Neurocrine Biosciences, Inc., where he served as Director of Finance from May 1996 to April 1998 and played an important role in Neurocrine’s 1996 initial public offering. Prior to joining Neurocrine, Mr. Beck held financial management positions at high technology and financial services companies including General Dynamics and Ernst and Young LLP. Mr. Beck received a B.A. in accounting from the University of Washington and also holds a Th.B. in theology from a Seattle, Washington-based seminary. Mr. Beck is a licensed (inactive status) certified public accountant in the state of California and is a member of the American Institute of Certified Public Accountants and the Association of Bioscience Financial Officers.

Henry J. Fuchs, M.D. Dr. Fuchs has served as one of our directors since November 2001. Since September 2005, Dr. Fuchs has been the Executive Vice President and Chief Medical Officer of Onyx Pharmaceuticals, Inc. He served as our Chief Executive Officer from January 2003 until June 2005. Dr. Fuchs joined us as Vice President, Clinical Affairs in October 1996 and was appointed President and Chief Operating Officer in November 2001. From 1987 to 1996, Dr. Fuchs held various positions at Genentech, Inc. where, among other things, he had responsibility for the clinical program that led to the approval of Pulmozyme® for the treatment of cystic fibrosis. Dr. Fuchs was also responsible for the Phase III development program that led to the approval of Herceptin® for the treatment of metastatic breast cancer. Dr. Fuchs received an M.D. degree from George Washington University and a B.A. degree in biochemical sciences from Harvard University.

John Poyhonen. Mr. Poyhonen was appointed as a director in June 2007. Mr. Poyhonen is currently the Senior Vice President, Chief Financial and Business Officer of Senomyx, Inc. He joined Senomyx in October 2003 as Vice President and Chief Business Officer and was promoted in April 2004 to Vice President and Chief Financial and Business Officer. From 1996 until October 2003, Mr. Poyhonen served in various sales and marketing positions for Agouron Pharmaceuticals, a Pfizer, Inc. company, most recently as Vice President of National Sales. Prior to holding this position, Mr. Poyhonen served as Vice President of Marketing and Vice President of National Accounts. Mr. Poyhonen received his B.A. in Marketing from Michigan State University and his M.B.A. from the University of Kansas.

Barry D. Quart, Pharm.D. Dr. Quart was elected as a director and appointed as our President and CEO on December 21, 2006. From 2002 until December 2006, Dr. Quart was President of Napo Pharmaceuticals, Inc., where he was instrumental in bringing the company public on the London Stock Exchange in July 2006. Prior to Napo, Dr. Quart was Senior Vice President, Pfizer Global Research and Development and the Director of Pfizer’s La Jolla Laboratories, where he was responsible for approximately 1,000 employees and an annual budget of almost $300 million. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, since 1999. Dr. Quart had joined Agouron in 1993 and was instrumental in the development and registration of nelfinavir (Viracept®), which went from the lab bench to NDA approval in 38 months. Dr. Quart spent over ten years at Bristol-Myers Squibb in both Clinical Research and Regulatory Affairs prior to Agouron and was actively involved in the development and registration of important drugs for the treatment of HIV and cancer, including paclitaxel (Taxol®), didanosine (Videx®), and stavudine (Zerit®). Mr. Quart currently serves as a director of Trimeris, Inc. He has a Pharm.D. from University of California, San Francisco.

Jack S. Remington, M.D. Dr. Remington has served as one of our directors since October 1996. Dr. Remington currently serves as Professor Emeritus (active), Department of Medicine, Division of Infectious Diseases and Geographic Medicine, at the Stanford University School of Medicine and as Chairman of the Department of Immunology and Infectious Diseases at the Research Institute of the Palo Alto Medical Foundation. He has been at Stanford and the Palo Alto Medical Foundation for more than 40 years. In addition, Dr. Remington is a consultant for leading pharmaceutical companies with regard to antibiotic research and development and has served on numerous editorial boards of medical and scientific journals. He is a past President of the Infectious Disease Society of America. Dr. Remington is a nationally and internationally recognized authority in the field of infectious disease medicine, and has received numerous awards including the Gold Medal from the Royal College of Physicians, London, England in 1999 and the 1996 Bristol Award of the Infectious Disease Society of America.

Kevin C. Tang. Mr. Tang has served as one of our directors since May 2003. Mr. Tang is the Managing Director of Tang Capital Management, LLC, a life sciences-focused investment company he founded in August 2002. From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex. Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s life sciences research group. Mr. Tang currently serves as a director of Trimeris, Inc. Mr. Tang received a B.S. degree from Duke University.

Required Vote and Board of Directors Recommendation

For the election of directors pursuant to Proposal 1, the nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent” as affirmatively determined by the Board. The Board of Directors consults with the Company’s outside counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Beck, Mr. Poyhonen, Dr. Remington and Mr. Tang. In making this determination, the Board found that none of the above directors had a material or other disqualifying relationship with the Company. Drs. Quart and Fuchs are not independent under the Nasdaq rules by virtue of their current or former employment with the Company.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2007, the Board held five meetings, including telephone conference meetings, and acted by unanimous written consent seven times. During the fiscal year ended December 31, 2007, each member of the Board attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. Mr. Beck and Mr. Poyhonen were appointed to the Board of Directors in June 2007.

Information Regarding Committees of the Board of Directors

During 2005, the Board had an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Because of the Company’s limited operations and resignations of Board committee members in 2005, the Board dissolved the Audit, Compensation and the Nominating and Corporate Governance Committees effective January 27, 2006, and the entire Board assumed the functions of those committees. On June 14, 2007, the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee were each reconstituted.

The Board currently has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

A description of each committee of the Board of Directors follows. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is composed of three directors: Dr. Remington and Messrs. Beck and Poyhonen. The Audit Committee met five times during 2007. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.ardeabio.com.

The Company has an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that describes how stockholders can communicate with the Audit Committee with respect to accounting and auditing concerns, which is available on the Company’s website at www.ardeabio.com. All communications directed to the Audit Committee in accordance with this policy will be promptly and directly forwarded to the Audit Committee.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Beck qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Beck’s level of knowledge and experience based on a number of factors, including his formal education and 20 years of financial management experience.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Board of Directors has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

/s/ John W. Beck, C.P.A.
John W. Beck, C.P.A.

/s/ Jack S. Remington, M.D.
Jack S. Remington, M.D.

/s/ John Poyhonen
John Poyhonen

* The material in this report is not “soliciting material” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Poyhonen, Dr. Remington and Mr. Tang. All members of the Company’s Compensation Committee are independent as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee was reconstituted on June 14, 2007. Beginning on July 26, 2007 through the remainder of the calendar year, the Compensation Committee met two times and acted according to the adopted written charter that is available to stockholders on the Company’s website at www.ardeabio.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and directors and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers, vice presidents and directors; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plans and programs.

Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in this proxy statement.

Compensation Committee Processes and Procedures

The Compensation Committee meets quarterly and with greater frequency, if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, Mr. John Poyhonen, in consultation with the Chief Executive Officer and other members of senior management, including human resources. The Compensation Committee also meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Compensia as compensation consultants. The Compensation Committee requested that Compensia:

•	evaluate and select a comparative, or peer group, of companies from which to perform analysis of competitive company performance and individual compensation levels for that group;

•	evaluate the competitiveness of our existing compensation strategy and practices in support of, and reinforcement of, our long-term strategic goals; and

•	assist in the refinement of our compensation strategy to develop an executive compensation program to execute that strategy.

In consultation with the Compensation Committee and senior management, Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue and modifications resulting from those discussions, the Compensation Committee approved the compensation for the Chief Executive Officer, other executive officers, vice presidents and directors.

Under its charter, the Compensation Committee may delegate authority to subcommittees, as appropriate. The Compensation Committee has formed a Non-Officer Stock Option Committee, or NOSOC, currently composed of Dr. Quart, the Chief Executive Officer, to grant, without any further action required by the Compensation Committee, stock options to our employees who are not officers or vice presidents. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. The size of grants made by the NOSOC must be within limits pre-approved by the Compensation Committee. Typically, as part of its oversight function, the Compensation Committee will review on a regular basis the list of grants made by the NOSOC. From July 26, 2007 at the establishment of the NOSOC through the fiscal year ended December 31, 2007, the NOSOC exercised its authority to grant options to purchase an aggregate of 138,000 shares to non-officer employees.

The Compensation Committee will consider matters related to individual compensation, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process would comprise two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee will solicit and consider evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance will be conducted by the Compensation Committee, which recommends to the entire Board of Directors any adjustments to his compensation, as well as awards to be granted for final determination. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of compensation consultants, including analyses of executive and director compensation paid at other companies identified by consultants.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is composed of threedirectors: Mr. Beck, Dr. Remington and Mr. Tang. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee was reconstituted on June 14, 2007 and met two times during 2007. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.ardeabio.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. The Company’s Board has adopted a written Policy Regarding Stockholder Recommendations of Director Nominees that is available to stockholders on the Company’s website at www.ardeabio.com. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become Company nominees for election to the Board at annual stockholders meetings must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 4939 Directors Place, San Diego California 92121, Attention: Secretary, no sooner than 120 days and no later than 90 days prior to the anniversary date of the last Annual Meeting of Stockholders, subject to adjustment as set forth in the Company’s Bylaws. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock, has been a holder for at least one year and the number of Ardea shares beneficially owned by the stockholder. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Any stockholder who holds in excess of 15% of our outstanding voting stock on an as-converted basis may call a special meeting of the stockholders of the Company for any purpose, including the election of directors, by giving notice to the Company identifying the matters to be considered at such meeting. In connection with any such special meeting the policies and procedures described in this paragraph do not apply. The Company is not required to solicit proxies on behalf of the greater than 15% stockholder, nor will the Company or the Company’s Board be required to make any recommendation with respect to any matter to be considered at such meeting.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may do so by sending written communications addressed to the Secretary of Ardea at 4939 Directors Place, California 92121. The Company’s Board has adopted a written Process for Stockholder Communications with the Board of Directors that is available to stockholders on the Company’s website at www.ardeabio.com. All communications will be compiled by the Secretary of the Company, reviewed to determine whether they should be presented to the Board or the individual directors, and submitted to the Board, a committee of the Board or the individual directors on a periodic basis. The purpose of this screening is to allow the Board or individual directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters involving the Company will be promptly and directly forwarded to the Audit Committee. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation or Nominating and Corporate Governance Committee.

Code Of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.ardeabio.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision thereof to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. The Code of Business Conduct and Ethics meets the requirements defined by Item 406 of Regulation S-K.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected Stonefield Josephson, Inc. as the Company’s independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Stonefield Josephson, Inc. has audited the Company’s financial statements since we engaged them in October 2004. Representatives of Stonefield Josephson, Inc. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Stonefield Josephson, Inc. as the Company’s independent auditors. However, the Board is submitting the selection of Stonefield Josephson, Inc. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Stonefield Josephson. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Principal Accountant Fees and Services

During the fiscal year ended December 31, 2007, our Board of Directors, acting in the place of the Audit Committee, reviewed and approved all audit and non-audit service engagements, after giving consideration as to whether the provision of such services was compatible with maintaining Stonefield Josephson Inc.’s independence.

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2006 and December 31, 2007, by Stonefield Josephson, our principal accountant.

	Fiscal Year Ended
	2007	2006

Audit fees	$209,863	$125,823
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

	$209,863	$125,823

During the fiscal year ended December 31, 2007, none of the total hours expended on our financial audit by Stonefield Josephson, Inc. were provided by persons other than Stonefield Josephson’s full-time permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Stonefield Josephson. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services, other than audit services, by Stonefield Josephson is compatible with maintaining the principal accountant’s independence.

Executive Officers

The following table sets forth certain information about our executive officers as of March 31, 2008:

Name	Age	Position Held With the Company

Barry D. Quart, Pharm.D	51	President and Chief Executive Officer / Director
Kimberly J. Manhard	48	Senior Vice President, Regulatory Affairs and Operations
Christopher W. Krueger	40	Senior Vice President, Chief Business Officer
Denis Hickey*	63	Chief Financial Officer

*	Mr. Hickey resigned from his position as Chief Financial Officer effective April 1, 2008, in anticipation of the Company’s appointment of a new Chief Financial Officer.

Barry D. Quart, Pharm.D. Dr. Quart’s background is described above under “Election of Directors.”

Kimberly J. Manhard. Ms. Manhard was appointed as our Senior Vice President of Regulatory Affairs and Operations on December 21, 2006. Prior to that Ms. Manhard was President of her own consultancy since 2003, specializing in the development of small molecules intended for the treatment of antiviral, oncology, central nervous system (CNS), and gastrointestinal indications, and was responsible for filing five initial US INDs and multiple clinical trial applications in the European Union and Canada. Prior to starting her consultancy, Ms. Manhard was Vice President of Regulatory Affairs for Exelixis, Inc. Previously, she was Head of Regulatory Affairs for Agouron Global Commercial Operations (a Pfizer company) supporting marketed HIV products. She joined Agouron in 1996 as Director of Regulatory Affairs responsible for anticancer and antiviral products, including nelfinavir (Viracept®). Prior to Agouron, she was with Bristol-Myers Squibb for over five years in Regulatory Affairs and was responsible for investigational oncology compounds, including paclitaxel (Taxol®), and infectious disease compounds, including didanosine (Videx®) and stavudine (Zerit®). Ms Manhard began her industry career in Clinical Research with Eli Lilly and Company and G.H. Besselaar Associates (Covance). She earned a B.S. in Zoology and a B.A. in French from the University of Florida.

Christopher W. Krueger. Mr. Krueger was appointed as our Senior Vice President and Chief Business Officer on March 22, 2007. Mr. Krueger was previously Senior Vice President, Business Development and Strategic Alliances at Protemix Corporation during 2006, Senior Vice President, Business Development at Xencor, Inc. from 2004 to 2006, Senior Vice President, Chief Business Officer at X-Ceptor Therapeutics, Inc. (now Exelixis, Inc.) from 2002 to 2004 and Vice President, Business Development and Strategic Alliances and General Counsel at Aurora Biosciences Corporation (now Vertex Pharmaceuticals, Inc.) from 2000 to 2002. His responsibilities at these drug development companies included licensing, strategic alliances, mergers and acquisitions, legal affairs and corporate finance. Prior to joining Aurora, he served as Corporate Counsel at Science Applications International Corporation (SAIC), a multi-national technology development company. Prior to joining SAIC, he served as an attorney at Cooley Godward LLP and represented both privately held and public companies in a wide range of transactions, including licensing, strategic alliances, mergers and acquisitions, public offerings and venture capital financings. Mr. Krueger received a B.A. in Economics from the University of California, San Diego and a J.D. and M.B.A. from the University of Southern California.

Denis Hickey. Mr. Hickey was appointed as our Chief Financial Officer on August 15, 2005 and served as our Chief Executive Officer from June 15, 2005 to December 21, 2006. Mr. Hickey is a founding principal of Hickey & Hill, a firm that specializes in the management of companies in transition. Since 2001, Mr. Hickey has performed advisory and management assignments for several clients of Hickey & Hill in the marketing services, agriculture, high tech equipment and other industries. From June 2003 through November 2003, Mr. Hickey was acting CFO of Force Protection, Inc., a manufacturer of mine protected vehicles. Mr. Hickey’s prior experience also includes serving as CEO, CFO or Controller for a number of companies, including some that were publicly traded, and he began his career in public accounting with Touché Ross & Co. (now Deloitte & Touché). Mr. Hickey performed his services on our behalf as an independent consultant.

Security Ownership Of

Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our Common Stock by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person or group of affiliated persons known by us to be beneficial owners of more than 5% of our Common Stock. Except as indicated below, all information is as of February 15, 2008. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 13,334,448 shares outstanding on February 15, 2008. Shares of Common Stock that (a) may be issued upon the conversion of Series A Preferred, (b) may be issued upon the exercise of warrants, and (c) are subject to options to purchase Common Stock that were exercisable as of February 15, 2008 or that will become exercisable within 60 days after February 15, 2008 are deemed outstanding for purposes of computing the percentage of the person or group holding such convertible stock, warrants or options, but are not deemed outstanding for computing the percentage of any other person or group.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total

Entities affiliated with Baker Biotech Funds(2)	4,042,801	28.60%
667 Madison Avenue, 17th Floor,
New York, NY 10021
Kevin C. Tang(3)	3,553,055	24.85%
Tang Capital Partners, L.P.(3)	3,179,272	22.37%
4401 Eastgate Mall
San Diego, CA 92121
Entities affiliated with Andreeff Equity Advisors, L.L.C.(5)	1,220,779	9.16%
450 Laurel Street
Suite 2105 Baton Rouge, Louisiana 70801
Deutsche Bank AG	897,856	6.73%
Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany
Entities Affiliated with Visium Asset Management, LP(6)	803,020	6.02%
950 Third Avenue New York, NY 10022
Entities Affiliated with Millenium Management, LLC(7)	674,798	5.06%
666 Fifth Avenue, 8th Floor New York, NY 10103
Henry J. Fuchs, M.D.(8)	322,726	2.36%
Jack S. Remington, M.D.(9)	81,000	*
John W. Beck(10)	56,250	*
John Poyhonen(11)	52,500	*
Barry D. Quart, Pharm.D.(12)	124,998	*
Kimberly J. Manhard(13)	54,686	*
Christopher W. Krueger(14)	47,499	*
Denis Hickey(15)	20,000	*
All executive officers and directors as a group (9 persons)(16)	4,312,714	30.43%

*	Less than one percent of the outstanding common shares.

(1)	Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o Ardea Biosciences, Inc., 4939 Directors Place, San Diego, California 92121.

(2)	Information is based upon the Schedule 13D filed by Baker/Tisch Investments on December 21, 2007. Comprises (i) 53,437 shares of Common Stock and 42,089 shares of Common Stock that may be issued upon the conversion of Series A Preferred held by Baker/Tisch Investments, L.P., a limited partnership of which the sole general partner is Baker/Tisch Capital L.P., a limited partnership of which the sole general partner is Baker/Tisch Capital (GP), LLC; (ii) 62,514 shares of Common Stock and 29,613 shares of Common Stock that may be issued upon the conversion of Series A Preferred and the exercise of warrants held by Baker Bros. Investments, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iii) 73,384 shares of Common Stock and 34,875 shares of Common Stock that may be issued upon the conversion of Series A Preferred and the exercise of warrants held by Baker Bros. Investments II, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iv) 1,079,509 shares of Common Stock and 327,208 shares of Common Stock that may be issued upon the conversion of Series A Preferred and the exercise of warrants held by held by Baker Biotech Fund I, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital (GP), LLC; (v) 1,931,211 shares of Common Stock and 365,853 shares of Common Stock that may be issued upon the conversion of Series A Preferred and the exercise of warrants held by Baker Brothers Life Sciences, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital (GP), LLC; (vi) 43,108 shares of Common Stock held by 14159, L.P., a limited partnership of which the sole general partner is 14159 Capital, L.P., a limited partnership of which the sole general partner is 14159 Capital (GP), LLC. Felix Baker and Julian Baker are the controlling members of Baker/Tisch Capital (GP), LLC, Baker Bros. Capital (GP), LLC, Baker Biotech Capital (GP), LLC, Baker Brothers Life Sciences Capital (GP), LLC, and 14159 Capital (GP), LLC.

(3)	Includes 3,179,272 shares owned of record or acquirable by Tang Capital Partners, L.P., for which Tang Capital Management, L.L.C., of which Mr. Tang serves as Managing Director, serves as General Partner. Mr. Tang shares voting and dispositive power over such shares with Tang Capital Management, L.L.C. and Tang Capital Partners, L.P. Also includes 15,089 shares owned of record by Mr. Tang and 88,750 shares that Mr. Tang can acquire within 60 days of February 15, 2008 through the exercise of 68,750 vested stock options and the early exercise of 20,000 unvested stock options that are subject to early exercise. In the event that Mr. Tang early exercises his unvested stock options, the shares purchased would be subject to a right of repurchase by the Company. With respect to the remaining 269,944 shares that Mr. Tang may be deemed to beneficially own, Mr. Tang has shared voting and dispositive power over 153,892 shares, shared dispositive power and no voting power over 49,000 shares and sole voting and dispositive power over 67,052 shares. Mr. Tang disclaims beneficial ownership of all of the shares reflected herein except to the extent of his pecuniary interest therein.

(4)	Comprises 2,302,964 shares held by Tang Capital Partners, L.P. and 876,308 shares that Tang Capital Partners, L.P. has a right to acquire upon exercise of warrants and conversion of Series A Preferred it holds. Tang Capital Partners, L.P. shares voting and dispositive power over such shares with Tang Capital Management, L.L.C. and Kevin C. Tang.

(5)	Includes shares held of record by Andreeff Equity Advisors, L.L.C., which shares beneficial ownership with the following affiliates of Andreeff Equity Advisors, L.L.C.: Maple Leaf Capital I, L.L.C., Maple Leaf Offshore, Ltd., Maple Leaf Partners, L.P., Maple Leaf Partners I, L.P. and Dane Andreeff. Dane Andreeff is the Managing Member of Andreeff Equity Advisors, L.L.C.

(6)	Information is based upon the Schedule 13G filed by Visium Asset Management, LP on March 6, 2008.

(7)	Information is based upon the Schedule 13D filed by Millennium Management LLC on December 21, 2007.

(8)	Includes 299,810 shares issuable upon exercise of options that are vested or will become vested within 60 days of February 15, 2008. An additional 12,500 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(9)	Includes 57,500 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of February 15, 2008. An additional 22,500 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(10)	Includes 13,193 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of February 15, 2008. The remaining 43,057 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(11)	Includes 11,943 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of February 15, 2008. The remaining 40,557 shares that may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(12)	Includes 124,998 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after February 15, 2008.

(13)	Includes 54,686 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after February 15, 2008.

(14)	Includes 47,499 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after February 15, 2008.

(15)	Includes 20,000 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after February 15, 2008.

(16)	Includes 735,878 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after February 15, 2008, and 138,614 shares that may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested. Also includes 876,308 shares of Common Stock issuable upon the exercise of warrants and conversion of Series A Preferred held by Tang Capital Partners, L.P.

Shares Available for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued Upon	Weighted-average	for Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding
	Warrants and	Warrants and	Securities Reflected
	Rights(a)	Rights(b)	in Column (a))

Equity compensation plans approved by security holders
2000 Employee Stock Purchase Plan(1)	—	—	589,379
2004 Stock Incentive Plan(2)	2,180,893	$5.78	1,219,693
Equity compensation plans not approved by security holders
2002 Non-Officer Equity Incentive Plan	—	—	128,184

Total	2,180,893	$5.78	1,937,256

(1)	Generally, on each December 31, the 2000 Employee Stock Purchase Plan share reserve will increase automatically by (i) 1% of the outstanding Common Stock, or (ii) a lesser amount determined by the Board. This plan was suspended in March 2003 and reinstated in October 2007. During the period of suspension, no additional shares were added pursuant to this evergreen provision. On December 31, 2007, the number of shares available for issuance under this plan was increased by 133,127, as reflected in the table above.

(2)	The number of shares of Common Stock reserved for issuance under the 2004 Stock Incentive Plan automatically increases on the first trading day in January each calendar year, beginning in calendar year 2005, by an amount equal to 5% of the sum of the following share numbers, calculated as of the last trading day in

December of the immediately preceding calendar year: (i) the total number of shares of our Common Stock outstanding on that date and (ii) the number of shares of Common Stock into which the outstanding shares of our preferred stock are convertible on that date. In no event will any such annual increase exceed 2,000,000 shares. Accordingly, the number of shares available for issuance increased by 744,552 from the number shown in the table above, on January 2, 2008.

The following is a brief summary of material features of the 2002 Non-Officer Equity Incentive Plan, which was adopted without stockholder approval:

2002 Non-Officer Equity Incentive Plan

General.  Our 2002 Non-Officer Equity Incentive Plan (the “Non-Officer Equity Plan”) provides for stock awards, including grants of nonstatutory stock options, stock bonuses or rights to acquire restricted stock, to employees and consultants who are not our executive officers. Executive officers not previously employed by us may also be granted stock awards as an inducement to their entering into an employment agreement with us. An aggregate of 208,333 shares of Common Stock have been authorized for issuance under the Non-Officer Equity Plan. As of December 31, 2007, there were no outstanding options to purchase Common Stock and 128,184 shares of Common Stock remained available for future grant. There have been 80,149 shares of Common Stock issued pursuant to the exercise of options granted under the plan since inception. The exercise price per share of options granted under the Non-Officer Equity Plan may not be less than 85% of the fair market value of our Common Stock on the date of the grant. Options granted under the Non-Officer Equity Plan have a maximum term of ten years and typically vest over a four-year period. Options may be exercised prior to vesting, subject to repurchase rights in favor of us that expire over the vesting period. Shares issued under a stock bonus award may be issued in exchange for past services performed for us and may be subject to vesting and a share repurchase option in our favor. Shares issued pursuant to restricted stock awards may not be purchased for less than 85% of the fair market value of our Common Stock on the date of grant. Shares issued pursuant to restricted stock awards may be subject to vesting and a repurchase option in our favor.

Adjustment Provisions.  Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the type(s), class(es) and number of shares of Common Stock subject to the Non-Officer Equity Plan and outstanding awards. In that event, the Non-Officer Equity Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of Common Stock subject to the Non-Officer Equity Plan, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of Common Stock subject to such awards.

Effect of Certain Corporate Transactions.  In the event of (i) the sale, lease or other disposition of all or substantially all of the assets of us, (ii) a merger, consolidation or similar transactions in which our pre-corporate transaction stockholders do not hold securities representing a majority of voting power in the surviving corporation, or (iii) an acquisition, other than by virtue of a merger, consolidation or similar transaction, by any person, entity or group of our securities representing at least 50% of the combined voting power of our then outstanding securities (each, a “corporate transaction”), the surviving or acquiring corporation may continue or assume awards outstanding under the Non-Officer Equity Plan or may substitute similar awards.

If any surviving or acquiring corporation does not assume such awards or substitute similar awards, then with respect to awards held by participants whose service with us has not terminated as of the effective date of the transaction, the vesting of such awards will be accelerated in full, any reacquisition or repurchase rights held by us shall lapse, and the awards will terminate if not exercised (if applicable) at or prior to such effective date. With respect to any other awards, the vesting of such awards will not accelerate and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

However, the following special vesting acceleration provisions will be in effect for all corporate transactions in which the outstanding options under the plan are to be assumed or replaced: (i) the awards held by employees will vest and become immediately exercisable as to half of the otherwise unvested shares underlying those awards, (ii) the awards held by executives (vice president or higher) will vest with respect to the remaining unvested shares underlying those awards should either of the following events occur within 13 months after the transaction: the executive’s employment is involuntarily terminated without cause (as defined in the Non-Officer Equity Plan) or the executive voluntarily resigns for good reason (as defined in the Non-Officer Equity Plan) and (iii) the awards held by non-employee Board members will vest and become immediately exercisable as to all shares underlying the award.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our Common Stock and other equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied on a timely basis.

Executive Compensation

Compensation Discussion and Analysis

General

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (“Named Executive Officers”), other than Denis Hickey, who served as our Chief Financial Officer through March 31, 2008. Mr. Hickey is an employee of Hickey & Hill, a firm we have retained to provide us with certain consulting services. The retention of Hickey & Hill and the amount that we pay to Hickey & Hill for their services, including for the services of Mr. Hickey, was approved by our Board of Directors in 2005. Compensation paid to Mr. Hickey and Hickey & Hill is detailed in the tables below.

Our full Board of Directors made all decisions regarding executive compensation until the reconstitution of the Compensation Committee of the Board of Directors on June 14, 2007. From then on, our Compensation Committee has been primarily responsible for decisions regarding compensation of our executive officers, other than our Chief Executive Officer for whom compensation decisions are made by the full Board taking into account recommendations from the Compensation Committee.

Our executive compensation program is designed to incent our management team to achieve our short- and long-term corporate objectives while effectively managing business risks and challenges. Our goal is to provide a competitive total compensation package with significant emphasis on pay-for-performance. This means that our executives will not realize value unless performance goals, the majority of which are directly tied to Company performance, are achieved. Accordingly, we favor equity and discretionary rewards to drive accomplishments that enhance stockholder value and align the interests of our executives and our stockholders.

During 2007, the Compensation Committee engaged Compensia, an independent compensation consulting firm, to assist in the process of peer group selection and related data analysis to determine relevant market practices with respect to executive compensation levels and mix. Compensia did not provide us with any other services during the year, and all of Compensia’s services were performed under the direction of the Compensation Committee. Based on information and analysis from Compensia, in the second half of 2007, the Compensation Committee selected a peer group comprised of 19 companies in the biotechnology industry, based primarily on their similarities to us at the time of selection with respect to market capitalization, therapeutic area, stage of development, number of employees and location. The peer group includes:

Anadys Pharmaceuticals	Nuvelo
Array BioPharma	Pharmacopeia
Cadence Pharmaceuticals	Rigel Pharmaceuticals
CuraGen	SGX Pharmaceuticals
Cytokinetics	Sunesis Pharmaceuticals
Favrille	Telik
Genitope	Threshold Pharmaceuticals
Incyte	TorreyPines Therapeutics
Kosan Biosciences	Trubion Pharmaceuticals
Metabasis Therapeutics

The Compensation Committee also directed Compensia to conduct a market study of executive compensation and board of director compensation utilizing data from our peer group and two surveys — the 2007 Radford Global Life Sciences Survey and the 2007 San Diego Biotechnology Education Development Coalition (BEDC) Compensation Survey. In the fourth quarter of 2007, Compensia met with the Compensation Committee and presented benchmark information and its recommendations with respect to our executive compensation, based on their market study and the program goals, as articulated by the Compensation Committee. The Compensation Committee took these recommendations into account in the process of making its executive compensation decisions in the last half of 2007 and in establishing the 2008 bonus plan discussed below.

Compensation Program Objectives

Our compensation and benefits programs are designed to facilitate the achievement of our business goals and align our executives’ interests with those of our stockholders. The programs’ objectives are to:

•	Attract, engage and retain a highly qualified and talented workforce to help ensure our future success;

•	Motivate and inspire employee behavior that fosters and enhances stockholder value;

•	Support overall business objectives approved by our Board; and

•	Provide differentiated compensation based on individual performance.

Consequently, the guiding principles of our programs are:

•	Overall compensation should be weighted in favor of equity and discretionary rewards rather than base salary;

•	Cash compensation should be paid in a way that motivates employees to strive to achieve individual and corporate goals; and

•	Compensation programs should be straightforward and easy to understand and administer.

Our compensation programs are designed to reward activities that enhance stockholder value and result in the accomplishment of our corporate goals. Each element of compensation is designed to contribute to these objectives as follows:

•	Base salary and benefits are designed to attract and retain employees by providing baseline cash compensation sufficient to satisfy basic needs and at a level within industry standards. We evaluate our welfare benefit offerings for competitiveness against market standards on an ongoing basis, and extend these benefits to our Named Executive Officers, as well as the general staff.

•	Discretionary cash bonuses are designed to focus executives on achieving our current-year objectives as defined in our business plan, which may evolve throughout the year. As discussed in more detail below, we require a minimum threshold of corporate performance prior to any cash bonus payment, and allow for payments ranging from 0% up to 150% of target bonus amounts based upon a combination of individual and corporate accomplishments against our stated objectives.

•	Long-term equity-based incentives, which primarily consist of stock options, are designed to reward executives for long-term success over several years, as reflected in anticipated increases in our stock price. Such option grants are in keeping with our philosophy of favoring compensation vehicles that reflect pay-for-performance. We also maintain an employee stock purchase plan in which all of our employees, including our Named Executive Officers, are eligible to participate.

•	Severance and change-in-control arrangements are designed to attract and retain executives in a marketplace where such protections are commonly offered and ensure that employees continue to remain focused on our business in the event of rumored or actual fundamental corporate changes, particularly where their employment may be terminated. We are currently in process of reviewing these agreements and provisions relative to the market practices.

Elements of Executive Compensation

Base Salary.

The initial base salary for each of our executive officers was established at the time of hire taking into account the executive’s qualifications, experience, prior salary, competitive salary information and internal equity. Because we recently started up operations, the 2007 base salaries of our Named Executive Officers reflected the Board’s knowledge and experience in the life sciences industry and the salary history and professional experience of the Named Executive Officers. Base salaries for 2008 for our Named Executive Officers were determined by the Compensation Committee based on an assessment of each executive’s performance against job responsibilities, overall Company performance, competitive salary information and internal equity considerations. In assessing competitive salary information, the Compensation Committee reviews and considers peer group and survey information provided by Compensia, as previously described. Furthermore, when considering annual base salary increases, the Compensation Committee considers total cash compensation, which is comprised of both base salary and the annual cash bonus described below.

Effective January 2, 2008, the Compensation Committee approved a 14% annual base salary increase for our chief executive officer from $350,000 to $400,000. This increase reflected Mr. Quart’s strong performance in 2007 and an adjustment to bring his base salary closer to appropriate market levels. Also effective January 2, 2008, each of our other Named Executive Officers received an increase in his or her base salary ranging from 4% to 13%. These increases reflected the strong performance of the Named Executive Officers in 2007, adjustments to appropriate market levels and internal equity considerations.

Detailed base salary information for our Named Executive Officers is provided in the Summary Compensation Table.

Annual Performance-based Bonus.

It is the Compensation Committee’s objective to have a significant percentage of each executive officer’s total compensation contingent upon our overall performance, as well as upon his or her own performance and contribution to our overall performance. This allows executive officers to receive bonus compensation in the event certain corporate and, if applicable, individual performance measures are achieved. Individual performance measures for each executive vary with respect to area and level of responsibility and ability to influence our overall performance.

2007 Bonus Plan.  As noted above, the Compensation Committee of the Board of Directors was reconstituted in June 2007. Accordingly, for 2007, the target bonus amount for each executive officer for 2007 was established at the time of hire taking into account market practices based on the entire Board’s industry experience and knowledge of the market. The following table describes target bonus amounts for 2007 as negotiated at the time of hire for each of our Named Executive Officers:

		Bonus Target
Named Officer	Title	(as a % of Salary)

Barry D. Quart, Pharm.D.	President & Chief Executive Officer	40%
Kimberly J. Manhard	Sr. Vice President, Regulatory Affairs & Operations	30%
Christopher W. Krueger	Sr. Vice President, Chief Business Officer	35%

These target amounts were intended to ensure that a significant portion of the executives’ overall cash compensation was at the discretion of the Board and tied to the achievement of our corporate goals. To further reinforce the compensation philosophy and guidelines to favor discretionary awards to recognize performance, the Compensation Committee provided for up to 150% of target bonus amounts to be paid in the case of exemplary performance.

For 2007, our initial year of operation, our corporate objectives reflected our transition from a shell company with very little infrastructure to having two new drug candidates in clinical studies. Corporate milestones were set and modified in discussions between the Board and management throughout the course of the year. These objectives are generally designed to be inherently aggressive, but achievable given strong performance of our executive officers and the Company. Significant corporate objectives and milestones for 2007 were:

•	RDEA806 (NNRTI) — complete a Phase 1 clinical study and commence a Phase 2a study;

•	RDEA119 (MEK) — initiate a Phase 1 clinical study;

•	Make significant progress in other pre-clinical studies;

•	Achieve targeted year-end cash balance; and

•	Position the Company to complete its transition to new San Diego headquarters in the first quarter of 2008.

In December 2007, the Compensation Committee reviewed the Company’s achievements and the contributions of each executive toward corporate milestones and approved bonus payouts under the 2007 bonus plan. Based on the significant achievements of the Company and each Named Executive Officer against corporate and individual goals, the Compensation Committee approved bonus payouts to each of Mr. Quart and Ms. Manhard of 150% of their respective target bonus amounts and a bonus payout to Mr. Krueger of 100% of his target bonus amount. The 2007 cash bonuses were paid in December 2007 to Dr. Quart and Ms. Manhard, as December 2007 marked a full year of employment for each of them. Mr. Krueger’s bonus was paid in January 2008. Mr. Krueger’s bonus amount was pro-rated to reflect his partial-year employment with the Company beginning in March 2007. Additional information regarding the cash bonuses paid to our Named Executive Officers for 2007 is detailed in the Summary Compensation Table.

2008 Bonus Plan.  For the 2008 plan year, based on peer group and survey information and recommendations from Compensia, we modified our target bonus amounts to align our plan more closely to external market practices and to take into account internal equity considerations. The schedule of target bonus amounts for 2008 is as follows:

			Corp/Individual
Named Officer	Title	Bonus Target	Weight

Barry D. Quart, Pharm.D.	President & Chief Executive Officer	50%	100/0%
Kimberly J. Manhard	Sr. Vice President, Regulatory Affairs & Operations	35%	75/25%
Christopher W. Krueger	Sr. Vice President, Chief Business Officer	35%	75/25%

The 2008 corporate goals are a combination of research and development goals spanning the therapeutic areas of oncology, HIV, inflammation and gout, and business development and financial control objectives. As noted in the table above, Ms. Manhard and Mr. Krueger have individual performance goals under the 2008 bonus plan. Mr. Quart’s bonus payout under the 2008 bonus plan will be based solely on corporate objectives, reflecting his responsibility for overall Company performance. A minimum threshold of 50% of corporate goals must be achieved before payment of any bonuses under the 2008 bonus plan. Maximum bonus payout amounts are 150% of targeted bonus amounts for each individual executive, reflecting the aggressive nature of our objectives and our pay-for-performance philosophy. Any payments under the 2008 plan to the Named Executive Officers, other than the Chief Executive Officer, will be made at the recommendation of the Chief Executive Officer, and remain subject to the final discretion of the Compensation Committee and Board of Directors. Any payment to the Chief Executive Officer under the 2008 bonus plan will be made at the recommendation of the Compensation Committee and subject to the final discretion of the Board of Directors.

Long-Term Equity-Based Incentives.

Stock Option Awards.  Our long-term equity-based incentives are primarily in the form of new hire and annual stock options awarded for performance. The objectives of the stock option awards is to drive long-term Company performance, align our executive officers’ interests with those of our stockholders and retain executives through long-term vesting. The Compensation Committee continues to believe that stock options generally are the most appropriate form of long-term incentive compensation to grant our executives because stock options align their interests with the interests of our stockholders by having value only if our stock price increases over time. Moreover, stock options provide our executives with a potential source to fund their retirement in the absence of a traditional pension plan. Our long-term equity-based incentive plan is broad-based and all of our employees are eligible for option grants.

In general, each executive officer receives a stock option grant in connection with his or her hire or promotion and is eligible for annual performance-based option grants. The size of each stock option grant is based on a target economic value. When determining the number of options to be granted to the executive officers, the Compensation Committee considers the fair value of the grant using a Black-Scholes valuation for equity awards against the targeted value. The targeted economic value of each grant is based on a combination of analysis of the Compensia market study, corporate and individual performance against goals, individual stock ownership levels and internal equity considerations.

Stock options granted to our Named Executive Officers are approved by the Compensation Committee and are generally granted effective as of the date of approval. Stock options granted to our Named Executive Officers are incentive stock options, to the extent permissible under the Internal Revenue Code, and commence vesting upon the effective date of the grant. Generally, 25% of the shares subject to the stock options vest on the one-year anniversary of the effective date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting in certain circumstances. All stock options expire ten years from the effective date of grant. The exercise price per share of each stock option granted is equal to the fair market value of our Common Stock on the effective date of grant, which is deemed to be equal to the closing sales price of our Common Stock as reported on the Nasdaq Stock Market on the effective date of grant. We have not re-priced stock options, although our equity incentive plan generally allows stock option re-pricing without stockholder approval. We do not backdate options or grant options retrospectively. In addition, we do not plan to coordinate future grants of options so that they are made before the announcement of favorable information, or after the announcement of unfavorable information. All grants to executive officers require the approval of our Board.

In March 2007, the Compensation Committee granted Mr. Krueger an option to purchase 190,000 shares of our Common Stock in connection with his initial employment. In July 2007, the Compensation Committee granted Ms. Manhard an option to purchase 30,000 shares of our Common Stock. This option grant was made in recognition of Ms. Manhard’s strong performance and for internal equity considerations. At its meeting in December 2007, the Compensation Committee reviewed the Company’s achievements and the contributions of each executive toward corporate milestones and approved annual grants to each of our employees, including the Named Executive Officers, with an effective grant date of January 2, 2008. Messrs. Quart and Krueger and Ms. Manhard were granted options to purchase 180,000, 40,000 and 40,000 shares of our Common Stock, respectively. Each of these option grants is subject to standard vesting schedule and other terms and conditions. Additional information relating to 2007 stock option awards to our Named Executive Officers is detailed in the Grants of Plan-Based Awards.

Employee Stock Purchase Plan.  In October 2007, the Board of Directors reinstituted our 2000 Employee Stock Purchase Plan. The purchase plan allows all eligible employees, including our Named Executive Officers, to purchase shares of our Common Stock at the lower of (i) 85% of fair market value on the first day of the two-year offering period, or (ii) 85% of the fair market value on the last date of each six-month purchase period within the two-year offering period, with the objective of allowing employees to profit when the value of our Common Stock increases over time. The Compensation Committee believes that the purchase plan is a valuable tool to help align the interests of our executives with those of our stockholders by encouraging ownership of our Common Stock.

Severance and Change-in-Control Arrangements.

Dr. Quart has an employment agreement that provides for the payment of certain post-employment benefits. Ms. Manhard and Mr. Krueger are entitled to severance benefits under our Senior Executive Severance Benefit Plan. In addition, all outstanding options, including those held by our Named Executive Officers, vest in certain circumstances following the option holder’s termination of employment in connection with or following a change in our control. Each of these provisions is described below under the heading “Potential Payments Upon Termination Or Change-In-Control.” The amount of severance benefits is based on job responsibilities and was determined by our Board to be consistent with severance arrangements at similarly situated companies.

Sign-on Bonus.

From time to time, we pay sign-on bonuses where necessary or appropriate to attract top executive talent. Executive recruits often have a significant amount of unrealized value in the form of unvested equity and other foregone compensation opportunities that may influence their decision to join us. A sign-on bonus is an effective way of addressing these issues. We provided Mr. Krueger with a signing bonus of $25,000 in connection with the commencement of his employment in March 2007. This amount was negotiated with the Board and included as part of his employment agreement.

Other Benefits.

We provide benefits, including an opportunity to participate in our 401(k) savings/retirement plan, medical, dental and life insurance and disability coverage to all of our employees, including our Named Executive Officers. We also provide personal paid time off and other paid holidays to all of our employees, including our Named

Executive Officers, which are comparable to those provided at similar companies. Our Named Executive Officers are not provided with any benefits or perquisites that are not generally available to all of our employees.

Tax and Accounting Implications

In connection with the structuring and implementation of our executive compensation program, we have considered the provisions of the Internal Revenue Code of 1986, as amended, and the related regulations of the Internal Revenue Service, which restrict deductibility of executive compensation to the extent such compensation exceeds $1,000,000 in a given year and does not qualify for an exception under the statute or regulations. Our policy is to qualify compensation paid to our executives for deductibility under applicable tax laws to the extent practicable. The Compensation Committee will continue to evaluate the advisability and practicality of qualifying its executive compensation for deductibility of such compensation.

We have also taken into consideration Internal Revenue Code Section 409A in the design and implementation of our compensation programs. If an executive is entitled to non-qualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have, to the extent practicable, structured our compensation programs to comply with the requirements of Section 409A.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2007 compensation awarded to, paid to or earned by our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers at December 31, 2007.

Summary Compensation Table(1)

					Non-Equity
				Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus(4)	Awards(5)	Compensation(6)	Compensation	Total
		($)	($)	($)	($)	($)	($)

Barry D. Quart, Pharm.D	2007	336,539	—	—	210,000	—	546,539
President, Chief Executive Officer and Director(2)	2006	—	250,000	553,400	—	256,000	1,059,400
Denis Hickey	2007	—	—	36,607	—	492,372	528,979
Chief Financial Officer(3)	2006	—	—	13,835	—	255,280	269,115
Kimberly J. Manhard	2007	240,384	—	119,967	112,500	—	472,851
Sr. Vice President, Regulatory Affairs & Operations(2)	2006	—	50,000	242,112	—	88,125	380,237
Christopher W. Krueger	2007	205,262	25,000	669,788	74,100	—	974,150
Sr. Vice President, Chief Business Officer & Secretary

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a Named Executive Officer which do not exceed $10,000 in the aggregate.

(2)	Dr. Quart and Ms. Manhard commenced employment on December 21, 2006. Dr. Quart and Ms. Manhard began receiving a salary on January 1, 2007. The amounts shown under the column “All Other Compensation” for Dr. Quart and Ms. Manhard represent consulting fees paid in 2006.

(3)	Mr. Hickey, served as our Chief Financial Officer until March 31, 2008. He was a consultant to the Company and an employee of Hickey & Hill. The amount shown under the column “All Other Compensation” represents the aggregate amount we paid to Hickey & Hill or Mr. Hickey for his services to us. For 2007, such amounts are comprised of consulting fees in the aggregate amount of $452,372 paid to Hickey & Hill and Mr. Hickey and a $40,000 bonus paid to Mr. Hickey. For 2006, such amounts are comprised of consulting fees in the aggregate amount of $195,280 paid to Hickey & Hill and Mr. Hickey and a $60,000 bonus paid to Mr. Hickey.

Mr. Hickey’s services were provided under an agreement with Hickey & Hill that is described under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” elsewhere in this proxy statement. That agreement expired in June 2007 and the Company and Mr. Hickey agreed to continue his services to the Company on substantially the same terms thereafter.

(4)	The amounts shown under the column “Bonus” represent sign-on bonuses paid in to Dr. Quart, Ms. Manhard and Mr. Krueger in connection with the commencement of their respective employment.

(5)	See footnote 10 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 for a discussion of the valuation of stock options under SFAS 123 (R).

(6)	Amounts were paid under the Company’s 2007 bonus plan.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2007

					All Other
		Estimated Future Payouts			Option Awards		Grant Date
		Under Non-Equity Incentive			Number of Securities	Exercise or	Fair Value
	Grant	Plan Awards(1)			Underlying Options(2)	Base Price of	of Option
Name	Date	Threshold	Target	Maximum		Option Awards	Awards
		($)	($)	($)	(#)	($/Sh)	($)

Barry D. Quart	—	—	140,000	210,000	—	—	—
Denis Hickey	4/26/07	—	—	—	10,000	5.40	36,607
Kimberly J. Manhard	7/26/07	—	75,000	112,500	30,000	5.95	119,967
Christopher W. Krueger(4)	3/21/07	—	71,400	107,100	190,000	5.20	669,788

(1)	Amounts reflect threshold, target and maximum payout amounts contained in each executive’s employment agreement. Bonuses are payable at the discretion of our Compensation Committee, and reviewed by the Board, based on the Compensation Committee’s evaluation of the executive’s performance for 2007. The actual amount paid to each executive for 2007 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Amounts reflect total number of shares underlying options granted in 2007. Such options are subject to vesting as set forth below, in “Potential Payments Upon Termination Or Change-in-Control.”

(3)	Amounts listed in this column represent the aggregate grant date fair value computed in accordance with SFAS No. 123R.

(4)	Mr. Krueger joined the Company in March 2007 and amounts listed in the Non-Equity Incentive Plan Award columns are pro-rated accordingly.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

Outstanding Equity Awards At December 31, 2007

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Barry D. Quart, Pharm.D(1)	100,000	300,000	3.90	12/21/16
Denis Hickey(2)	10,000	—	3.90	12/21/16
	10,000	—	5.40	4/26/07
Kimberly J. Manhard(3)	43,750	131,250	3.90	12/21/16
	—	30,000	5.95	7/26/17
Christopher W. Krueger(3)	—	190,000	5.20	3/22/17

(1)	Option vests and becomes exercisable over four years as follows: 1/8th of the shares vested on June 21, 2007, 1/8th of the shares vested on first anniversary of the grant date and 1/48th vest monthly thereafter.

(2)	Option fully vested on grant date.

(3)	Each of the option awards vests and becomes exercisable over four years as follows: 1/4th of the shares vest upon the first anniversary of the grant date and 1/48th vest monthly thereafter.

Option Exercises and Stock Vested

No Named Executive Officer exercised stock options or held stock awards during the fiscal year ended December 31, 2007.

Post-Employment Compensation — Pension Benefits

No Named Executive Officer participated in any plan that provided for payment or other benefits at, following or in connection with retirement in the fiscal year ended December 31, 2007.

Deferred Compensation — Nonqualified Deferred Compensation for Fiscal 2006

No Named Executive Officer participated in any defined contribution or other plan that provided for the deferral of compensation on a basis that is not tax-qualified in the fiscal year ended December 31, 2007.

Potential Payments Upon Termination or Change-in-Control

Pursuant to our 2000 Equity Incentive Plan and the 2004 Stock Incentive Plan, in the event of a sale or disposition of substantially all of our securities or assets, a merger with or into another corporation or a consolidation or other change of control transaction involving us, the stock awards held by our current executive officers will vest and become immediately exercisable as to half of the otherwise unvested shares underlying those awards, and any remaining unvested shares underlying those stock awards will vest in full should either of the following events occur within 13 months after the transaction: the executive officer’s employment is involuntarily terminated without cause or he or she voluntarily resigns for good reason.

On December 21, 2006, our Board of Directors approved an employment agreement with Dr. Barry Quart, our President and Chief Executive Officer and member of our Board of Directors. Dr. Quart was provided an annual salary of $350,000, later increased to $400,000 for 2008, a cash bonus target of 40%, later increased to 50% of the current base salary, and upon commencement of employment, the grant of an option to purchase our Common Stock under the 2004 Stock Incentive Plan. The employment agreement provides that if we terminate Dr. Quart’s employment without cause or he resigns for good reason, he will be entitled to severance payment equal to one year’s base salary, plus one (1) month of additional salary for each complete year of service in excess of two (2) years of service up to a maximum of twenty (20) months. In addition, he will receive certain health care benefits equal to the number of months of severance. Currently, this represents an aggregate severance amount of $400,000, plus health care benefits valued at $16,200. Dr. Quart’s agreement provides for the grant to Dr. Quart of an option to purchase 400,000 shares of our Common Stock. Consistent with a prior agreement we had with Dr. Quart, the option was granted on December 21, 2006 under a separate stock option agreement under our stock option plan. The option has an exercise price of $3.90, which was the closing sales price of our Common Stock on the date of grant, the day before the announcement of the transaction with Valeant. Of the shares underlying the option, 12.5% vest and become exercisable on June 21, 2007, and 12.5% vest and become exercisable on December 21, 2007. The remaining shares vest in equal monthly installments over the following three years. Assuming the closing of a change of control transaction on December 31, 2007 in which Dr. Quart continues his employment, the value of unvested shares subject to his option that would vest, based on the difference between the market value of our Common Stock on that date and the exercise price of such shares, would be $1,710,000. Assuming the same transaction in which Dr. Quart’s employment is terminated without cause or for good reason, the value of unvested shares that would vest based on the difference between the market value of our Common Stock on that date and the exercise price of such shares would be $3,420,000.

On December 21, 2006, our Board of Directors approved an employment agreement with Kimberly J. Manhard, our Senior Vice President of Regulatory Affairs and Operations, effective December 21, 2006. Accordingly, Ms. Manhard was provided an annual salary of $250,000, later increased to $282,500 for 2008, a cash bonus target of 30%, later increased to 35% of the current base salary, and upon commencement of employment, the grant of an option to purchase our Common Stock under the 2004 Stock Incentive Plan. The agreement provides for the grant to Ms. Manhard of an option to purchase 175,000 shares of our Common Stock. The option was granted on December 21, 2006 under a separate stock option agreement under our stock option plan. The option has an exercise price of $3.90, which was the closing sales price of our Common Stock on the date of grant, the day before the announcement of the transaction with Valeant. Of the shares underlying the option, 25% vest and become exercisable on December 21, 2007. The remaining shares vest in equal monthly installments over the following three years. Assuming the closing of a change of control transaction on December 31, 2007 in which Ms. Manhard continues her employment, the value of unvested shares subject to her options that would vest, based on the difference between the market value of our Common Stock on that date and the exercise price of such shares, would be $888,375. Assuming the same transaction in which Ms. Manhard’s employment is terminated without cause or for good reason, the value of unvested shares that would vest based on the difference between the market value of our Common Stock on that date and the exercise price of such shares would be $1,776.750. Ms. Manhard is also entitled to participate in our Senior Executive Severance Benefit Plan which provides that if we terminate Ms. Manhard’s employment without cause or she resigns for good reason, she will be entitled, upon execution of a designated release agreement, to severance payment equal to nine month’s base salary, plus one (1) month of additional salary for each complete year of service in excess of two (2) years of service up to a maximum of fifteen (15) months. In addition, she will receive certain health care benefits equal to the number of months of severance. Currently this represents an aggregate severance amount of $211,875, plus health care benefits valued at $12,275.

On March 22, 2007, our Board of Directors approved an employment agreement with Christopher W. Krueger, our Chief Business Officer, effective March 22, 2007. Accordingly, Mr. Christopher Krueger was provided an annual salary of $270,000, later increased to $280,800 for 2008, a cash bonus target of 35% of the current base salary, and upon commencement of employment, the grant of an option to purchase 190,000 shares our Common Stock under the 2004 Stock Incentive Plan. The option was granted on March 22, 2007 under a separate stock option agreement under our stock option plan. The option has an exercise price of $5.20, which was the closing sales price of our Common Stock on the effective date of grant. Of the shares underlying the option, 25% vest and become exercisable on March 22, 2008. The remaining shares vest in equal monthly installments over the following three years. Assuming the closing of a change of control transaction on December 31, 2007 in which Mr. Krueger continues his employment, the value of unvested shares subject to his option that would vest, based on the difference between the market value of our Common Stock on that date and the exercise price of such shares, would be $959,500. Assuming the same transaction in which Mr. Krueger’s employment is terminated without cause or for good reason, the value of unvested shares that would vest based on the difference between the market value of our

Common Stock on that date and the exercise price of such shares would be $1,919,000. Mr. Krueger is also entitled to participate in our Senior Executive Severance Benefit Plan, which provides that if we terminate Mr. Krueger’s employment without cause or he resigns for good reason, he will be entitled, upon execution of a designated release agreement, to severance payment equal to nine month’s base salary, plus one (1) month of additional salary for each complete year of service in excess of two (2) years of service up to a maximum of fifteen (15) months. In addition, he will receive certain health care benefits equal to the number of months of severance. Currently this represents an aggregate severance amount of $211,500, plus health care benefits valued at $12,275.

Director Compensation

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all our non-employee directors:

Director Compensation for Fiscal 2007

	Fees Earned
	or Paid	Option
Name	in Cash	Awards	Total
	($)	($) (1)	($)

Henry J. Fuchs, M.D.	20,000	35,671	55,671
Jack S. Remington, M.D.	20,000	55,500	75,500
Kevin C. Tang	20,000	50,543	70,543
John Poyhonen(2)	15,000	118,974	133,974
John W. Beck(2)	15,000	123,931	138,931

(1)	See footnote 10 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2007 for a discussion of the valuation of stock options under SFAS 123 (R).

(2)	Messrs. Poyhonen and Beck joined the Board of Directors in July 2007 and their compensation for service in 2007 was pro-rated accordingly.

Elements of Director Compensation

Annual Cash Payments.  Our non-employee directors are entitled to receive a $20,000 cash payment, payable in quarterly installments, in connection with their service as non-employee members of our Board.

Stock Options.  Under the automatic option grant program included in our 2004 Plan, each individual who first becomes a non-employee Board member automatically receives an option grant for 25,000 shares on the date such individual joins the Board, provided such individual has not been in our prior employ. The option grant for 25,000 shares vests in a series of thirty-six successive equal monthly installments upon the optionee’s completion of each month of Board service over the thirty-six month period measured from the grant date. In addition, on the first trading day in January each year, each individual serving as a non-employee Board member on the first trading day in January will automatically be granted an option to purchase 12,500 shares of Common Stock, provided such individual has served on our Board for at least six months. The option to purchase 12,500 shares of Common Stock vests one year from the date of grant. In addition, each non-employee Board member serving as a member of a Board committee at that time will automatically be granted an additional option to purchase 2,500 shares of Common Stock for each Board committee of which he or she is a member on the grant date, except that the option grant for the Chair of the Audit Committee will be for 7,500 shares and the option grant for the Chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, will be for 5,000 shares. The option grants for Board committee service vest one year from the date of grant. Option grants for Board committee service are pro-rated for non-employee Board members appointed to a Board committee mid-year, which option will vest on the first trading day of January of the following year. Prior to vesting, all of the foregoing director options are subject to a right of repurchase in favor of us.

Reimbursement of Expenses.  Our non-employee Board members are also entitled to reimbursement of expenses they incur in connection with the performance of their duties as Board members or members of Board committees.

Compensation Committee Interlocks and Insider Participation

As stated above, the Compensation Committee was reconstituted in June 2007. Until that time, our Board of Directors conducted all reviews and made all decisions concerning executive officer compensation. The Compensation Committee is composed of three directors: Mr. Poyhonen, Dr. Remington and Mr. Tang. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves on the board of directors or compensation committee of any company where any member of our Board of Directors is an executive officer.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee

/s/ John Poyhonen
John Poyhonen

/s/ Jack S. Remington, M.D.
Jack S. Remington, M.D.

/s/ Kevin C. Tang
Kevin C. Tang

* The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Transactions With Related Persons

Related-Person Transactions Policy and Procedures

In June 2007, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not covered by this policy. A “related person” is any executive officer or director of the Company who served in that capacity since the beginning of the Company’s last fiscal year, any nominee for director, or any owner of more than 5% of any class of voting stock of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant shareholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee looks at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The Company has entered into indemnification agreements with certain officers and directors as well as Hickey & Hill, which provide, among other things, that we will indemnify such officer, director or Hickey & Hill, as applicable, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he, she or it may be required to pay in actions or proceedings which he, she or it is or may be made a party by reason of his, her or its position as a director, officer or other agent of the Company or, with respect to Hickey & Hill, its service as our consultant, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

On June 20, 2005, we entered into a one-year services agreement with Hickey & Hill (the “Services Agreement”), pursuant to which Hickey & Hill was engaged to provide us with administrative and financial consulting services, and Denis Hickey was appointed as our Chief Executive Officer and Chief Financial Officer. The Services Agreement provided that it may be terminated earlier by us upon 30 days written notice to Hickey & Hill, and Hickey & Hill may terminate the agreement upon 90 days written notice to us. On June 30, 2006, and in subsequent Amendments 2 and 3 to that agreement, the Board extended the contract for another year, increased the monthly rate to $13,200, approved a yearly bonus payable in April of 2007, and revised a provision for overtime hours related to out-of-the-ordinary events such as the acquisition of Valeant assets. The Services Agreement terminated by its terms in June 2007 and the Company and Mr. Hickey agreed that he would continue to provide services as the Company’s Chief Financial Officer on substantially the same terms until such time as mutually agreed by the parties.

On December 20, 2006, our Board of Directors accepted the resignation of Denis Hickey of Hickey & Hill from his position as our Chief Executive Officer. Mr. Hickey continued to serve as our Chief Financial Officer until he resigned, effective April 1, 2008. On December 21, 2006, the day before the announcement of the transaction with Valeant, we granted Mr. Hickey an option to purchase 10,000 shares of our Common Stock. The option was granted under a separate stock option agreement under our stock option plan. The option has an exercise price of $3.90, which was the closing sales price of our Common Stock on the date of grant. The option is fully vested at grant. On April 26, 2007, Mr. Hickey was granted an additional option to purchase 10,000 shares of our Common Stock. The option has an exercise price of $5.40, which was the closing sales price of our Common Stock on the date of grant.

In addition, see the Section entitled “Potential Payments Upon Termination or Change-In-Control” in this proxy statement for certain information regarding employment agreements between us and various of our executive officers.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Ardea stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Ardea Biosciences, Inc. 4939 Directors Place, San Diego, California 92121, Attention Christopher W. Krueger or contact Mr. Krueger at (858) 652-6500. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Barry D. Quart, Pharm.D.
President and Chief Executive Officer

April 17, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, Ardea Biosciences, Inc., 4939 Directors Place, San Diego, California 92121.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual meeting proxy card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Q Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR For Withhold + Proposal 2. — 1. Election of Directors: For Withhold For Withhold I 01 — John W. Beck, C.PA 02- Henry J.Fuchs.M.D. 03-John Poyhjnen 04 — Barry D. Quart, Pharm 05- Jack S. Remington, M.D. 06 — Kevin C. Tang
For Against Abstain
2. To ratify the selection of the Board of Directors of Stonefield Josephson, Inc. as independent auditors of the Company for its fiscal year ending December 31, 2008.
B. Authorized Signatures—This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givi full Me.
Dale (mm/dd/yyyy) — Please print dale below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
1UPX 0178482

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Ardea Biosciences
Proxy — Ardea Biosciences, Inc.
Notice of 2008 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — May 22,2008
Barry D. Quart, Pharm. D. and Christopher W. Krueger, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Ardea Biosciences, Inc. to be held on May 22,2008 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Election of Directors and FOR item 2,
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)